EXHIBIT 23
                     CONSENT OF INDEPENDENT ACCOUNTANTS


Consent Of Independent Accountants

We consent to the incorporation by reference in the Registration Statements of Datamarine International, Inc. and Subsidiaries on Form S-8 (File No. 2-68937) pertaining to the Employee Stock Purchase Plan, on Form S-8 (File No. 33-48532) pertaining to the 1991 Stock Option Plan, and on Form S-3 (File No. 33-11232) of our reports dated December 20, 1995, on our audits of the consolidated financial statements and financial statement schedule of Datamarine International, Inc. and Subsidiaries as of September 30, 1995 and October 1, 1994, and for the years ended September 30, 1995, October 1, 1994 and October 2, 1993 which reports are included in this Annual Report on Form 10-K.


/s/:  COOPERS & LYBRAND L.L.P

Seattle, Washington
January 12, 1996